EXHIBIT (j)(2)



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 18 to the registration statement on Form N-1A ("Registration Statement") of our report dated September 11, 2001, relating to the financial statements and financial highlights which appear in the July 31, 2001 Annual Report to Shareholders of Great Hall Investment Funds, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Counsel and Auditors" in such Registration Statement.



PricewaterhouseCoopers LLP
Minneapolis, Minnesota
November 29, 2001